Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-104222) of Trammell Crow Company of our report dated June 20, 2003 relating to the financial statements and financial statement schedule of the Trammell Crow Company Retirement Savings Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Hartford, Connecticut
June 23, 2003